Exhibit 99.1

CONTACTS:

Metro One Telecommunications, Inc.

Dale Wahl, Chief Financial Officer
Duane Fromhart, Vice President, Finance
(503) 643-9500

Financial Dynamics
Jim Byers (investors)
(415) 439-4504
Chris Toth (financial media)
(415) 439-4503

OnPR

Jody Peake (media)
(503) 635-1914

FOR IMMEDIATE RELEASE

METRO ONE REPORTS 2003 FOURTH QUARTER

AND YEAR FINANCIAL RESULTS

PORTLAND, Oregon – February 20, 2004 – Metro One Telecommunications, Inc. (Nasdaq: MTON), the leading provider of Enhanced Directory Assistance® and other enhanced telecom services, today reported financial results for the fourth quarter and year ended December 31, 2003.

Revenue for the fourth quarter of 2003 was $45,750,000, compared to $62,161,000 in the preceding year’s fourth quarter, reflecting the Sprint PCS-related reduction in call volume in 2003.  Net loss for the fourth quarter was $17,587,000, or a loss of $0.71 per share, compared to net income of $5,837,000, or $0.24 per share, in the preceding year’s fourth quarter.  Net loss for the fourth quarter includes a write-off of approximately $4,700,000, or $0.19 per share, of goodwill associated with the Company’s 2001 acquisition of Enthusiasm Technologies.  The requirement for recognizing this impairment loss is discussed in the Company’s recent SEC Form 10-Q for the period ended September 30, 2003 and its recent press release dated February 6, 2004.  During the fourth quarter of 2003, Metro One incurred approximately $17.2 million in advertising expenses to promote its premium Infone® service.

Revenue for the year ended December 31, 2003 was $201,636,000, compared to revenue of $257,951,000 for 2002.  Net loss for 2003 was $33,309,000, or a loss of $1.35 per share, compared to net income of $26,129,000 or $1.04 per share, in 2002.

“We are actively pursuing additional revenue on several fronts, including new and existing wholesale business as well as direct business, both retail and corporate,” said Timothy A. Timmins, Metro One’s president and chief executive.  “Our ongoing efforts to broaden our revenue base are largely targeted at the most promising potential customers.  We currently have approximately 58,000 registered retail Infone users plus additional individual users related to corporate customers.  We are confident in our ability to leverage our experience, infrastructure and other crucial competitive advantages, such as our growing patent and intellectual property portfolio.”

Metro One will host a webcast conference call on Friday, February 20, 2004 at 10:00 a.m. Pacific Time to review fourth quarter and full year 2003 results.  To access the webcast, go to Metro One’s website at www.metro1.com.  An archived webcast replay of the call will also be available at that website.

About Metro One Telecommunications

Metro One Telecommunications, Inc. is the leading developer and provider of Enhanced Directory Assistance and other enhanced telecom services.  The Company operates a network of call centers located strategically throughout the U.S.  Metro One handled approximately 434 million requests for information in 2003.  In May 2003, the Company launched Infone, a premium personal assistant telephone service, for which consumers can sign up by visiting www.infone.com or by calling 888-411-1111.  Infone® is a registered trademark of Metro One Telecommunications, Inc.  For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.

#  #  #

METRO ONE TELECOMMUNICATIONS, INC

Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	12/31/2003	12/31/2002	12/31/2003	12/31/2002

Revenues	$45,750	$62,161	$201,636	$257,951

Costs and expenses:
Direct operating	27,364	34,262	117,126	144,164
Selling, general and administrative	37,614	18,777	128,271	72,461
Impairment loss on goodwill and related intangible assets	4,715	—	4,715	—
	69,693	53,039	250,112	216,625

(Loss) income from operations	(23,943)	9,122	(48,476)	41,326

Other income	146	247	678	978
Interest and loan fees	—	—	—	(10)
	146	247	678	968

(Loss) income before income taxes	(23,797)	9,369	(47,798)	42,294
Income tax (benefit) expense	(6,210)	3,532	(14,489)	16,165

Net (loss) income	$(17,587)	$5,837	$(33,309)	$26,129

(Loss) income per common share:
Basic	$(0.71)	$0.24	$(1.35)	$1.06
Diluted	$(0.71)	$0.24	$(1.35)	$1.04

Shares used in per share calculation:
Basic	24,749	24,663	24,706	24,576
Diluted	24,749	24,738	24,706	25,078

METRO ONE TELECOMMUNICATIONS, INC

Balance Sheets

(Dollars in thousands)

	12/31/2003	12/31/2002

Cash and cash equivalents	$44,381	$76,528

Restricted cash	4,900	3,348
Accounts receivable	32,078	31,321
Prepaid costs and other current assets	15,944	6,498

Total current assets	97,303	117,695

Furniture, fixtures and equipment, net	62,187	71,668
Goodwill	—	4,432
Intangible assets	4,819	4,316
Other assets	575	578

Total assets	$164,884	$198,689

Accounts payable	$3,146	$1,366
Accrued liabilities	2,634	1,054
Accrued payroll and related costs	12,297	11,570

Total current liabilities	18,077	13,990

Other long-term liabilities	4,469	9,310

Total liabilities	22,546	23,300

Common Stock	119,683	119,425
Retained earnings	22,655	55,964

Shareholders’ equity	142,338	175,389

Total liabilities and shareholders’ equity	$164,884	$198,689

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002

Revenues	100.0%	100.0%	100.0%	100.0%
Direct operating costs	59.8%	55.1%	58.1%	55.9%
Selling, general and administrative costs	82.2%	30.2%	63.6%	28.1%
Impairment loss on goodwill	10.3%	0.0%	0.0%	0.0%
(Loss) income from operations	-52.3%	14.7%	-24.0%	16.0%
Other income, net	0.3%	0.4%	0.3%	0.4%
(Loss) income before income taxes	-52.0%	15.1%	-23.7%	16.4%
Income tax (benefit) expense	-13.6%	5.7%	-7.2%	6.3%
Net (loss) income	-38.4%	9.4%	-16.5%	10.1%

Net (loss) income, as reported	$(17,587)	$5,837	$(33,309)	$26,129
Stock-based compensation expense
Net (loss) income, pro forma	$(17,587)	$5,837	$(33,309)	$26,129

Diluted net (loss) income per share, as reported	$(0.71)	$0.24	$(1.35)	$1.04
Stock-based compensation expense	—	—	—	—
Diluted net (loss) income per share, pro forma	$(0.71)	$0.24	$(1.35)	$1.04